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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Forte Advanced Management Software, Inc.
California

GCTI Telecommunications Laboratories GmbH
Germany

GTF Sarl
France

Genesys Australasia Pty Ltd.
Australia

Genesys Japan
Japan

Genesys Laboratories Canada, Inc.
Canada

Genesys Telecommunications Laboratories AB
Sweden

Genesys Telecommunications Laboratories Asia Pte Ltd
Singapore

Genesys Telecommunications Laboratories B.V.
Netherlands

Genesys Telecommunications Laboratories--Europe, Ltd.
United Kingdom

Genesys Telecommunications Laboratories (PTY) Ltd.
South Africa

Genesys Telecommunications Laboratories S.L.
Spain

Genesys Telecommunications Laboratories S.r.l.
Italy

Next Age Technologies, Inc.
California

Plato Software, Ltd.
Israel